EXHIBIT C
                                ENERSHOP, INC.
                              Income Statement
                      For The Year Ended December 31, 1995



Selling & Administrative Expenses
Outside Services - Labor & Overhead - CSWS      $  143,280
Outside Services - Consultants                         253
Outside Services - Transok, Inc.                     1,563
Administrative Expense                              12,807
Travel, Meals & Lodging                              6,767
Total Expenses                                     164,670

Interest Expense                                     1,069

Federal Income Taxes                               (58,009)

Net Income                                      $ (107,730)